Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2023 First Quarter Results

Reports Sales of $2.27 billion, up 17 Percent

Reports Strong Orders Leading to a Record Backlog of Nearly $15 Billion

Reports Diluted Earnings per Share of $1.34 and Adjusted1 Earnings per Share of $1.59

Raises Fiscal 2023 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.41 Per Share

OSHKOSH, Wis. (April 27, 2023) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2023 first quarter net income of $88.5 million, or $1.34 per diluted share, compared to a loss of $0.2 million, or $0.00 per diluted share, for the first quarter of fiscal 2022. Adjusted1 net income was $104.6 million, or $1.59 per diluted share, for the first quarter of fiscal 2023 compared to $17.9 million, or $0.27 per diluted share, for the first quarter of fiscal 2022. Comparisons in this news release are to the first quarter of fiscal 2022, unless otherwise noted.

Adjusted1 net income for the first quarter of fiscal 2023 excludes net after-tax charges of $16.1 million, or $0.25 per share, for a loss on the sale of a business, an impairment of an equity method investment, restructuring costs and a favorable resolution of a pension matter. Adjusted1 net income in the first quarter of fiscal 2022 excludes an after-tax charge of $18.1 million, or $0.27 per share, associated with foreign anti-hybrid tax legislation.

“The Oshkosh team delivered strong first quarter results that exceeded expectations,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Demand remains strong for our industry-leading products, particularly JLG aerial work platforms and telehandlers, as evidenced by Access segment orders of $1.2 billion and another record consolidated backlog. While supply chain challenges persist, we continue to take actions to improve parts availability and are experiencing modest improvements in on time deliveries from our suppliers, which support our confidence in our outlook for the remainder of the year.

“While higher interest rates may be impacting other areas of the economy, we continue to experience strong demand for our access products. In addition, fire apparatus and refuse collection vehicle demand both remain very strong in our Vocational segment. We are prudently expanding capacity in both the Access and Vocational segments to meet market demand.

Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

“During the quarter, we announced North America’s first fully integrated, zero emission electric refuse collection vehicle, creating a new category and bringing advanced technology to the refuse collection industry. Customers are excited about this new technology, and we are exhibiting a prototype of the unit at the Waste Expo conference in New Orleans next week.

“As a result of our positive start to 2023, strong demand and confidence in our continued progress on key operational initiatives, we are increasing our full year 2023 expectations. We now expect full year earnings per share to be in a range of $5.75 and adjusted1 earnings per share to be in a range of $6.00,” added Pfeifer.

Consolidated sales in the first quarter of fiscal 2023 increased 16.6 percent to $2.27 billion due to higher Access segment sales volume and improved pricing.

Consolidated operating income in the first quarter of fiscal 2023 increased 311.3 percent to $130.8 million, or 5.8 percent of sales, compared to $31.8 million, or 1.6 percent of sales, in the first quarter of fiscal 2022. The increase was primarily due to improved pricing and higher sales volume, offset in part by higher material & logistics costs, higher incentive compensation costs, higher production costs, a loss on the sale of a business, unfavorable cumulative catch-up adjustments on contracts in the Defense segment and restructuring costs.

Consolidated operating results in the first quarter of fiscal 2023 included a loss of $13.3 million on the sale of a business and restructuring costs of $3.7 million. Excluding these items, adjusted1 operating income in the first quarter of fiscal 2023 was $147.8 million, or 6.5 percent of sales.

Factors affecting first quarter results for the Company’s business segments included:

Access - Access segment sales for the first quarter of fiscal 2023 increased 35.1 percent to $1.19 billion as a result of improved sales volume in all regions and higher pricing in response to higher input costs.

Access segment operating income in the first quarter of fiscal 2023 increased 2,268.4 percent to $135.0 million, or 11.3 percent of sales, compared to $5.7 million, or 0.6 percent of sales, in the first quarter of fiscal 2022. The increase was primarily due to higher pricing and higher sales volume, offset in part by higher incentive compensation, increased operating expenses and higher material & logistics costs.

Defense - Defense segment sales for the first quarter of fiscal 2023 decreased 4.2 percent to $513.1 million due to lower Joint Light Tactical Vehicle program volume offset in part by higher Family of Medium Tactical Vehicle sales volume.

Defense segment operating income in the first quarter of fiscal 2023 decreased 91.2 percent to $1.7 million, or 0.3 percent of sales, compared to $19.4 million, or 3.6 percent of sales, in the first quarter of fiscal 2022. The decrease was due to higher unfavorable cumulative catch-up adjustments on contract margins, higher inventory reserves, unfavorable product mix, lower sales volume and higher operating expenses.

Vocational - Vocational segment sales for the first quarter of fiscal 2023 increased 6.3 percent to $562.7 million due to higher pricing in response to higher input costs.

Vocational segment operating income in the first quarter of fiscal 2023 decreased 31.5 percent to $28.1 million, or 5.0 percent of sales, compared to $41.0 million, or 7.7 percent of sales, in the first quarter of fiscal 2022. The decrease was primarily due to a loss on the sale of a business of $13.3 million. Higher pricing helped offset higher material & logistics costs, higher new product development spending and adverse product mix.

Vocational segment results in the first quarter of fiscal 2023 included a loss of $13.3 million on the sale of a business and restructuring costs of $2.3 million. Excluding these items, adjusted1 Vocational segment operating income in the first quarter of fiscal 2023 was $43.7 million, or 7.8 percent of sales.

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

Corporate - Corporate costs in the first quarter of fiscal 2023 decreased $0.3 million to $34.0 million due to the timing of intercompany charges between Corporate and the segments related to healthcare and lower project spending, offset in part by higher incentive compensation costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of fiscal 2023 decreased $4.4 million to $7.2 million due to the benefit of higher interest rates on the Company’s cash holdings.

Miscellaneous, net - Miscellaneous income for the first quarter of fiscal 2023 primarily related to a $4.7 million gain on the favorable resolution of a matter with the Company’s pension advisor.

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of fiscal 2023 of $34.2 million, or 26.4 percent of pre-tax income, compared to $20.8 million, or 97.7 percent of pre-tax income, in the first quarter of fiscal 2022. The provision for income taxes in the first quarter of fiscal 2022 included a charge of $18.1 million related to taxes as the Company revised its interpretation of certain foreign anti-hybrid tax legislation.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.41 per share of Common Stock. The dividend will be payable on May 30, 2023 to shareholders of record as of May 15, 2023.

Fiscal 2023 Expectations

The Company expects its fiscal 2023 adjusted1 diluted earnings per share to be in the range of $6.00 on projected net sales in the range of $8.65 billion, compared to its previous estimates of $5.50 and $8.4 billion, respectively.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its fiscal 2023 first quarter results and its fiscal 2023 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, fire apparatus and refuse collection markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impacts of orders from the U.S. Postal Service; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products and Pratt Miller. For more information, visit oshkoshcorp.com.
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®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$2,268.1	$1,945.7
Cost of sales	1,934.3	1,741.9
Gross income	333.8	203.8

Operating expenses:
Selling, general and administrative	199.1	169.2
Amortization of purchased intangibles	3.9	2.8
Total operating expenses	203.0	172.0
Operating income	130.8	31.8

Other income (expense):
Interest expense	(13.4)	(12.6)
Interest income	6.2	1.0
Miscellaneous, net	5.8	1.1
Income before income taxes and losses of unconsolidated affiliates	129.4	21.3
Provision for income taxes	34.2	20.8
Income before losses of unconsolidated affiliates	95.2	0.5
Losses of unconsolidated affiliates	(6.7)	(0.7)
Net income	$88.5	$(0.2)

Earnings per share:
Basic	$1.35	$—
Diluted	1.34	—

Basic weighted-average shares outstanding	65,440,014	66,394,041
Dilutive equity-based compensation awards	390,971	—
Diluted weighted-average shares outstanding	65,830,985	66,394,041

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$538.7	$805.9
Receivables, net	1,311.7	1,162.0
Unbilled receivables, net	554.4	586.3
Inventories	1,905.9	1,865.6
Income taxes receivable	15.8	21.6
Other current assets	87.1	90.7
Total current assets	4,413.6	4,532.1
Property, plant and equipment:
Property, plant and equipment	1,873.6	1,804.4
Accumulated depreciation	(1,002.1)	(978.2)
Property, plant and equipment, net	871.5	826.2
Goodwill	1,129.2	1,042.0
Purchased intangible assets, net	536.1	457.0
Deferred income taxes	153.2	134.8
Deferred contract costs	485.9	415.8
Other long-term assets	326.9	321.1
Total assets	$7,916.4	$7,729.0

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$2.1	$9.7
Accounts payable	1,091.2	1,129.0
Customer advances	688.9	696.7
Payroll-related obligations	146.9	119.5
Income taxes payable	150.5	100.3
Other current liabilities	379.0	373.4
Total current liabilities	2,458.6	2,428.6
Long-term debt	595.2	595.0
Long-term customer advances	1,110.6	1,020.5
Other long-term liabilities	504.8	499.2
Commitments and contingencies
Shareholders’ equity	3,247.2	3,185.7
Total liabilities and shareholders’ equity	$7,916.4	$7,729.0

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income (loss)	$88.5	$(0.2)
Depreciation and amortization	30.5	26.4
Stock-based incentive compensation	6.8	6.8
Loss on sales of business, net of tax	11.0	-
Deferred income taxes	(26.3)	1.6
Gain on sale of assets	(0.1)	(1.0)
Foreign currency transaction gains	(0.8)	(1.5)
Other non-cash adjustments	6.9	(0.6)
Changes in operating assets and liabilities	(36.7)	297.4
Net cash provided by operating activities	79.8	328.9

Investing activities:
Additions to property, plant and equipment	(111.5)	(26.1)
Additions to equipment held for rental	(1.2)	(1.9)
Acquisition of business, net of cash acquired	(187.9)	-
Proceeds from sale of business, net of cash sold	23.1	-
Proceeds from sale of equipment held for rental	1.6	3.2
Other investing activities	(1.2)	(15.3)
Net cash used in investing activities	(277.1)	(40.1)

Financing activities:
Repayments of debt	(25.0)	(225.0)
Repurchases of Common Stock	(15.2)	(85.0)
Dividends paid	(26.8)	(24.5)
Other financing activities	(4.1)	(3.4)
Net cash used in financing activities	(71.1)	(337.9)

Effect of exchange rate changes on cash and cash equivalents	1.2	(2.1)
Decrease in cash and cash equivalents	(267.2)	(51.2)
Cash and cash equivalents at beginning of period	805.9	995.7
Cash and cash equivalents at end of period	$538.7	$944.5

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2023	2022
Net Sales
Access
Aerial work platforms	$602.0	$439.7
Telehandlers	341.4	229.7
Other	249.8	213.7
Total Access	1,193.2	883.1
Defense	513.1	535.6
Vocational
Fire apparatus	288.4	279.9
Refuse collection	141.9	129.3
Other	132.4	120.1
Total Vocational	562.7	529.3
Corporate and intersegment eliminations	(0.9)	(2.3)
Consolidated Net Sales	$2,268.1	$1,945.7

	Three Months Ended March 31,
	2023	2022
Operating Income
Access	$135.0	$5.7
Defense	1.7	19.4
Vocational	28.1	41.0
Corporate and intersegment eliminations	(34.0)	(34.3)
Consolidated Operating Income	$130.8	$31.8

	March 31,
	2023	2022
Period-end backlog:
Access	$4,374.8	$3,959.0
Defense	6,834.2	6,185.5
Vocational	3,631.4	2,554.0
	$14,840.4	$12,698.5

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,
	2023	2022
Defense segment operating income (GAAP)	$1.7	$19.4
Restructuring costs	0.8	-
Adjusted Defense segment operating income (non-GAAP)	$2.5	$19.4

Vocational segment operating income (GAAP)	$28.1	$41.0
Restructuring costs	2.3	-
Loss on sale of a business	13.3	-
Adjusted Vocational segment operating income (non-GAAP)	$43.7	$41.0

Corporate operating expenses (GAAP)	$(34.0)	$(34.3)
Restructuring costs	0.6	-
Adjusted Corporate operating expenses (non-GAAP)	$(33.4)	$(34.3)

Consolidated operating income (GAAP)	$130.8	$31.8
Restructuring costs	3.7	-
Loss on sale of a business	13.3	-
Adjusted consolidated operating income (non-GAAP)	$147.8	$31.8

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Oshkosh Corporation Reports Results for Fiscal 2023 First Quarter

April 27, 2023

	Three Months Ended March 31,
	2023	2022
Miscellaneous, net (GAAP)	$5.8	$1.1
Pension advisor settlement	(4.7)	-
Adjusted miscellaneous, net (non-GAAP)	$1.1	$1.1

Provision for income taxes (GAAP)	$34.2	$20.8
Income tax benefit for restructuring costs	0.9	-
Income tax benefit on sale of a business	2.3	-
Income tax provision on pension advisor settlement	(1.1)	-
Anti-hybrid tax on prior period income	-	(18.1)
Adjusted provision for income taxes (non-GAAP)	$36.3	$2.7

Net income (loss) (GAAP)	$88.5	$(0.2)
Restructuring costs, net of tax	2.8	-
Loss on sale of a business, net of tax	11.0	-
Pension advisor settlement, net of tax	(3.6)	-
Impairment of equity method investment	5.9	-
Anti-hybrid tax on prior period income		18.1
Adjusted net income (non-GAAP)	$104.6	$17.9

Earnings per share-diluted (GAAP)	$1.34	$-
Restructuring costs, net of tax	0.04	-
Loss on sale of a business, net of tax	0.17	-
Pension advisor settlement, net of tax	(0.05)	-
Impairment of equity method investment	0.09	-
Anti-hybrid tax on prior period income	-	0.27
Adjusted earnings per share-diluted (non-GAAP)	$1.59	$0.27

Fiscal 2023 Expectations
Earnings per share-diluted (GAAP)	$5.75
Restructuring costs, net of tax	0.04
Loss on sale of a business, net of tax	0.17
Pension advisor settlement, net of tax	(0.05)
Impairment of equity method investment	0.09
Adjusted earnings per share-diluted (non-GAAP)	$6.00

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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